Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

      We  consent  to  the  incorporation  by  reference  in  this  Registration
Statement of PSEG Energy Holdings L.L.C. and Subsidiaries (the "Company") on Form S-4 of our report dated February 15, 2002 (March 7, 2002 as to Note 20 and September 10, 2002 as to Notes 4 and 21), appearing in the Company's Form 8-K, dated September 27, 2002, which updates Items 6, 7, 7A, 8 and 14 of the Company's Annual Report on form 10-K for the year ended December 31, 2001, to conform such filing to the presentation of discontinued operations in the Company's Form 10-Q for June 30, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Parsippany, New Jersey
October 11, 2002